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                                                                    EXHIBIT 10.2

                               [WFI LETTERHEAD]




August 13, 1999


Brad Weller                                       e-mail: brad.weller@Mosaix.com
7005 NE Baker Hill Road
Bainbridge Island, WA 98110

Dear Brad:

As discussed during your recent interviews with WFI, we are a rapidly growing company seeking above average professionals wishing to contribute their skills and talents in an entrepreneurial environment of growth and individual success.

We believe you to be that type of individual, and are therefore pleased to offer you the position of General Counsel and Vice President, Legal Affairs, reporting to Massih Tayebi, Chief Executive Officer, in San Diego, CA. This letter is our formal offer of employment and requires your written acceptance within ten days of the date of this letter. If you accept this offer, we expect you to begin work at WFI as soon as possible.

Your monthly salary will be $12,500 ($150,000 annualized) paid semi-monthly, commencing on your actual date of employment and subject to such withholdings as required by law. Your position is considered exempt, and therefore, you are not eligible for overtime payments. Based on your work performance and WFI annual financial performance, you may be eligible for a bonus of up to 50% of your base salary at the Company's sole discretion on an annual, pro-rata calendar year basis beginning for the year 1999. You must be on the active payroll at the time of payment in the year 2000 in order to qualify.

WFI will pay for the expense for you to apply for the California State Bar membership and associated expenses including a preparation course for the California State Bar exam. Total expense related to this effort is limited to $2,000. Additionally, WFI will reimburse, through the normal course of business expense submittal, the costs of your membership in the American Bar Association, the Washington State Bar Association, and the American Corporate Counsel Association, as well as the reasonable cost of education requirements to maintain such memberships as approved pursuant to normal Company policies.
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WFI will pay for your physical relocation of household goods and auto to the San
Diego area by a corporate mover selected by WFI. Additionally, WFI will reimburse you up to six (6) months living allowance ($1,700 per month); up two
(2) months automobile rental of a standard mid-size if necessary; up to 4 round trip coach airline tickets for you to secure the sale of your residence and relocate; and one one-way coach airline tickets for your family to fly to San Diego.

Enclosed is an application for employment and background consent waiver that must be completed entirely and faxed back to Kristi Buchner, Human Resources Assistant, at (858) 824-0967 immediately. Also enclosed is an employment package that must be completed entirely and returned to Kristie Buchner, Human Resources Assistant, at the above address prior to employment. Your employment or continued employment is contingent upon successfully passing this background investigation.

You will he entitled to 10 days of vacation per year accrued on a per pay period basis and prorated for the calendar year. This vacation policy is consistent for all employees. You will be accorded the same fringe benefits as provided to all other new employees. Benefits you elect may require employee contributions that will be withheld from your compensation on a TAX-FREE basis as appropriate. These benefits may be subject to change at anytime.

You will also be granted 55,000 stock options subject to Board approval which vest at 25% per year over a four year period from the date of commencement of employment. The option price will be established as of the date of Board approval. If you choose to leave WFI prior to the vesting date of any part of the Stock Options you will lose the right to those stock options. Should WFI be acquired or merged and the new company control more than 50% of the Board of Directors, or if, as a result of the acquisition or merger the shareholders of the Company prior to the transaction result in owning less than 50% of the new company immediately after the acquisition or merger, (or if, you resign due to a reduction of annual base salary or loss of title, duties or management status or responsibilities, or if you are asked to relocate), the Company will pay you a severance amount equal to six months base salary and all of your unvested options will immediately become vested upon termination of your employment.

Your employment is on an "at-will" basis, Therefore, either you or WFI may terminate your employment at any time, for any reason, with or without cause. The "at-will" nature of your employment can only be changed in writing and signed by the Vice President, Human Resources. Additional terms of your employment will be set forth in the WFI Employee Handbook, as revised from time to time.

You shall not at any time during the term of your employment, or after your employment has been terminated, disclose to third parties, utilize for your own benefit, or otherwise make use of any of the WFI's trade secrets or other confidential or proprietary information concerning WFI, except to the extent necessary to carry out your obligations to WFI.
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Any controversy or claim arising out of, or relating to your employment relationship with WFI, and any agreements hereafter entered into between you and WFI in connection with your employment relationship, shall be settled by binding arbitration in accordance with the then current Employment Dispute Resolution Rules (the "rules") of the American Arbitration Association, to the extent such rules do not conflict with any provision of this paragraph. Such Arbitration shall be held in San Diego, California, before a single arbitrator selected in accordance with the Rules. Each party shall bear its own costs and expenses and an equal share of the arbitrator's and administrative fees of any arbitration under this paragraph. Any award, order or judgment pursuant to arbitration under this paragraph shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Both you and WFI agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment.

The terms of this letter shall become effective only upon execution of this agreement by both you and WFI. Therefore, if you accept this employment offer, please sign below and immediately send this letter to the undersigned so the appropriate WFI representative can execute this agreement on behalf of WFI, at which time the terms in this letter will become effective. As a term of employment, you must also sign and return to us the enclosed Proprietary Information and Innovations Agreement. You additionally hereby verify you have no ongoing employer/employee relationship with any former employers, and further agree not to recruit or cause to be recruited any employee of WFI for two years following your employment relationship with WFI.

This letter and the enclosed Proprietary Information and Innovations Agreement constitute the entire agreement between you and WFI regarding your employment. All prior or contemporaneous agreements, promises, communications and/or understandings between you and WFI, whether written or oral are superseded by this letter and the Proprietary Information and Innovations Agreement. These agreements may be modified or changed only by a written agreement endorsed by the Vice President of Human Resources.

Brad, we look forward to you joining the WFI team. Please do not hesitate to contact me (858) 450-7323 if you have any questions.

Very truly yours,                           Accepted and Agreed:
Wireless Facilities, Inc.

/s/ John F. Hodgson                         /s/W. Brad Weller        8/16/99
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John F. Hodgson                             Candidate Signature       Date
Vice President, Human Resources